FOR IMMEDIATE RELEASE
CONTACT:
Kevin Barnett
(614) 870-5603

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE SECOND
QUARTER ENDED JUNE 30, 2014

COLUMBUS, Ohio - August 7, 2014 - Core Molding Technologies, Inc. (NYSE MKT: CMT) today announced results for the second quarter ended June 30, 2014.

Net income for the second quarter ended June 30, 2014 was $2,520,000, or $0.34 per basic and $0.33 per diluted share, compared with $1,589,000, or $0.22 per basic and $0.21 per diluted share in the second quarter of 2013. Total net sales for the second quarter were $46,124,000, compared with $34,681,000 in the same quarter of 2013. Product sales totaled $43,317,000, increasing 35% from $32,146,000 for the second quarter of 2013.

For the first six months of 2014, net income was $4,640,000 or $0.62 per basic and diluted share, compared with net income of $3,270,000, or $0.46 per basic and $0.44 per diluted share, for the same period of 2013. Total net sales for the first six months of 2014 were $87,199,000, compared with $69,043,000 for the same period of 2013. Product sales increased 29%, to $83,981,000 through six months of 2014 compared to $65,004,000 for the same period in 2013.

"We are pleased to report another strong quarter with earnings growth of nearly 60% and product sales growth of 35% over our 2013 results. Year to date our earnings are up 42% and our product sales have increased 29%," said Kevin L. Barnett, President and Chief Executive Officer. "We have seen a significant increase in our revenues as a result our new business with Volvo Group North America LLC. as well as an increase in demand from several other customers,” Barnett continued.

“Based on customer forecasts and industry analyst projections we continue to believe that the results for the remainder of the year will be favorable to 2013,” Barnett continued. “We will also continue to focus our efforts on improving our operations, growing our markets and developing new technologies, ” Barnett added.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2013 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)
	Three Months Ended		Year Ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013

Product Sales	$43,317	$32,146	$83,981	$65,004
Tooling Sales	2,807	2,535	3,218	4,039
Net Sales	46,124	34,681	87,199	69,043
Cost of Sales	38,525	28,692	72,955	57,164
Gross Margin	7,599	5,989	14,244	11,879
Selling, General and Admin. Expense	3,726	3,489	7,255	6,762
Operating Income	3,873	2,500	6,989	5,117
Interest Expense - Net	40	49	72	138
Income before Taxes	3,833	2,451	6,917	4,979
Income Tax Expense	1,313	862	2,277	1,709
Net Income	$2,520	$1,589	$4,640	$3,270
Net Income per Common Share
Basic	$0.34	$0.22	$0.62	$0.46
Diluted	$0.33	$0.21	$0.62	$0.44
Weighted Average Shares Outstanding
Basic	7,519	7,169	7,467	7,150
Diluted	7,616	7,427	7,542	7,406

Condensed Consolidated Balance Sheets
(in thousands)
	As of
	6/30/2014	As of
	(Unaudited)	12/31/2013
Assets:
Cash	$1,478	$2,266
Accounts Receivable	28,426	22,069
Inventories	10,919	10,827
Other Current Assets	4,218	4,088
Property, Plant & Equipment - Net	61,277	56,478
Deferred Tax Asset - Net	296	296
Other Assets	1,097	1,097
Total Assets	$107,711	$97,121

Liabilities and Stockholders' Equity:
Revolving line of credit	$7,612	$—
Current Portion of Long-term Debt and Interest Rate Swaps	1,768	3,385
Accounts Payable	9,762	9,625
Compensation and Related Benefits	5,745	5,952
Accrued Liabilities and Other	2,025	1,476
Long-Term Debt and Interest Rate Swaps	1,586	2,461
Post Retirement Benefits Liability	6,560	6,774
Stockholders' Equity	72,653	67,448
Total Liabilities and Stockholders' Equity	$107,711	$97,121